Exhibit 99.1

SWS Group Confirms Receipt of Unsolicited Conditional

Proposal from Sterne Agee

SWS Shareholders Advised to Take No Action at This Time

DALLAS - March 17, 2011- SWS Group, Inc. (NYSE: SWS) today confirmed that it received an unsolicited conditional proposal from Sterne Agee to acquire the Company for $6.25 per share.

Consistent with its fiduciary duties and in consultation with its financial and legal advisors, SWS Group’s Board of Directors will review the conditional proposal to determine the course of action that it believes is in the best interests of the Company and its shareholders. The SWS Group Board will make its recommendation to shareholders in due course. SWS Group shareholders are advised to take no action at this time.

The Company has previously received a number of letters from Sterne Agee expressing its interest in a potential transaction. SWS Group’s Board of Directors, after careful consideration of financial and legal advice, unanimously determined that these previous proposals were not in the best interests of SWS Group or its shareholders.

Sandler O’Neill + Partners, L.P., is serving as financial advisor to SWS Group, and Andrews Kurth LLP is serving as its legal advisor.

About SWS Group

SWS Group, Inc. is a Dallas-based company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., a national clearing firm, registered investment adviser and registered broker-dealer; SWS Financial Services, Inc., a registered investment adviser and a registered broker-dealer serving independent securities brokers and their clients, and Southwest Securities, FSB, one of the largest banks headquartered in the Dallas-Fort Worth metropolitan area.

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Contact:	Ben Brooks, Corporate Communications
SWS Group, Inc. (214) 859-6351, bdbrooks@swst.com or Steve Frankel / James Golden Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449